SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No.5)(1)


                              TAG-IT PACIFIC, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  873774 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               DECEMBER 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [x]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 873774 10 3                 13G                      Page 2 of 5 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Colin Dyne

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Republic of South Africa

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           2,092,580
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,092,580
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,092,580
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     21.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 873774 10 3                 13G                      Page 3 of 5 Pages



Item 1(a).  Name of Issuer:


            Tag-It Pacific, Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            21900 Burbank Blvd., Suite 270
            Woodland Hills, California 91367
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:


            Colin Dyne
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Colin Dyne
            Tag-It Pacific, Inc.
            21900 Burbank Blvd., Suite 270
            Woodland Hills, California 91367
            ____________________________________________________________________

Item 2(c).  Citizenship:


            Republic of South Africa
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Comon Stock, par value $0.001 per share
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


            873774 10 3
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 873774 10 3                  13G                     Page 4 of 5 Pages


Item 4.  Ownership.

     Included in rows 5 through 9 and 11 on page 2. Rows 5 and 9 include 1,000,000 shares of common stock owned by Commerce Investment Group, LLC which are voted by Colin Dyne pursuant to a voting agreement.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         Not applicable
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


         Not applicable
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


         Not applicable
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.


         Not applicable
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.


         Not applicable
         _______________________________________________________________________

Item 10. Certifications.


         Not applicable
         _______________________________________________________________________

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 6, 2003
                                        ----------------------------------------
                                                        (Date)


                                                  /s/ Colin Dyne
                                        ----------------------------------------
                                                      (Signature)


                                                      Colin Dyne
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).